EXHIBIT 21.1

LIST OF SUBSIDIARIES OF
INTERNATIONAL STAR, INC.

NAME OF SUBSIDIARY	JURISDICTION OF INCORPORATION	NAMES UNDER WHICH THE SUBSIDIARY CONDUCTS BUSINESS
Quik Track, Inc.	Nevada	Quik Track, Inc.
Star-Resolve Detrital Wash, LLC	Nevada	Star-Resolve